SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report February 20, 2003

(Date of Earliest event reported)

First Northern Community Bancorp

(Exact name of registrant as specified in its charter)

California	68-0450397
(State of Incorporation)	(IRS Employer ID Number)

000-30707

(Commission File No.)

First Northern Community Bancorp
195 North First Street, P.O. Box 547, Dixon, California	95620
(Address of principal executive offices)	(Zip Code)

(707) 678-3041

(Registrant’s telephone number, including area code)

Item 5.    Other Events

Press release on the following article:

Contact:	Owen J. Onsum President & CEO FIRST NORTHERN COMMUNITY BANCORP & FIRST NORTHERN BANK P.O. Box 547, Dixon, California (707) 678-3041	February 20, 2003

First Northern Community Bancorp Announces 6% Stock Dividend

The Board of Directors of First Northern Community Bancorp, holding company for First Northern Bank, has declared a 6% stock dividend, payable March 31, 2003 to shareholders of record as of February 28, 2003. This dividend represents the 38th consecutive year the Company has paid a stock dividend.

Last month, First Northern Community Bancorp announced record earnings for the year 2002. First Northern Community Bancorp’s net income increased 7.3% over 2001 to $5,718,000. As a result of the stock dividend, the annual diluted earnings per share as of December 31, 2002, is $1.59 compared to $1.44 per share earned in 2001 (the 2001 per share earnings was adjusted for the 6% stock dividend issued on March 29, 2002 and the 6% stock dividend to be issued on March 31, 2003).

First Northern Bank (FNRN), a state-of-the-art community bank headquartered in Solano County since 1910, serves Solano, Yolo and parts of Sacramento, Placer and El Dorado Counties. The Bank has branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Suisun City and Downtown Sacramento. First Northern Bank has mortgage lending offices in Davis, Vacaville, Roseville and El Dorado Hills, and a full service Trust Department and an SBA Loan Office in Sacramento. In addition to providing traditional banking products and services, First Northern offers non-FDIC insured Investment and Brokerage Services at each branch location. The Bank can be found on the Web at www.thatsmybank.com.

The following appears in accordance with the Private Securities Litigation Reform Act of 1995:

This document may include certain “forward-looking statements” about the Company. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First Northern’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in First Northern’s most recent reports on Form 10-K and Form 10-Q. First Northern disclaims any intent or obligation to update these forward-looking statements.

END

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 20, 2003	First Northern Community Bancorp (Registrant)

	By:	/s/ Louise A. Walker
Louise A. Walker Senior Vice President Chief Financial Officer